Exhibit 10.2

Credit Agreement

dated as of July 18, 2016

between

CONTRAIL AVIATION SUPPORT, LLC

and

BMO HARRIS BANK N.A.

-ii-

-iii-

CREDIT AGREEMENT

This Credit Agreement is entered into as of July 18, 2016, by and between Contrail Aviation Support, LLC, a North Carolina limited liability company (“Borrower”), and BMO Harris Bank N.A., a national banking association (“Bank”). All capitalized terms used herein without definition shall have the meanings ascribed thereto in Section 1.1.

PRELIMINARY STATEMENT

Borrower has requested, and Bank has agreed to extend, certain credit facilities on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS; INTERPRETATION.

Section 1.1 Definitions. The following terms when used herein shall have the following meanings:

“Account Debtor” means any Person obligated to make payment on any Receivable.

“Adjusted One Month LIBOR” means, for any Borrowing of Eurodollar Loans, a rate per annum determined in accordance with the following formula:

Adjusted One Month LIBOR =	LIBOR
1 - Eurodollar Reserve Percentage

“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise.

“Agreement” means this Credit Agreement, as the same may be amended, restated, supplemented, or otherwise modified from time to time pursuant to the terms hereof.

“Applicable Margin” means, with respect to Loans, 2.80% per annum

“Approved Country” means (i) the United States, Singapore, Germany, and/or United Kingdom; (ii) China, France, Malaysia, Ireland and/or the Netherlands upon prior written notification from the Borrower to the Bank and the parties hereto entering into a Foreign Security Agreement (defined below in the definition of “Eligible Inventory”), at Borrower’s cost and (iii) additional countries with the prior written approval of the Bank, which approval shall be subject to perfection of the Bank’s security interests in the Borrower’s Inventory in such country at Borrower’s cost, and which approval shall not be otherwise unreasonably withheld. With respect to (ii) above, upon receiving the written notification from the Borrower, the Bank shall promptly undertake all appropriate actions, at Borrower’s cost, to have prepared and present for execution to Borrower the Foreign Security Agreement(s) the Bank requires the Borrower to execute in connection with the Borrower’s Inventory in the country which is the subject of the written notification.

“Assignment of Life Insurance Policy” means the Assignment of Life Insurance Policy on even date herewith executed by the Borrower in favor of the Bank pursuant to which a $2,000,000.00 life insurance policy on the life of Joseph G. Kuhn is collaterally assigned to the Bank in order to secure the Note given by the Bank to the Borrower.

“Authorized Representative” means those persons shown on the list of officers provided by Borrower pursuant to Section 4.1 or on any update of any such list provided by Borrower to Bank, or any further or different officers of Borrower so named by any Authorized Representative of Borrower in a written notice to Bank.

“Bank” is defined in the introductory paragraph of this Agreement.

“Bankruptcy Proceeding” means, with respect to any Person, (i) consenting in writing to the appointment of a conservator, receiver, trustee, custodian or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to it or of or relating to all, or substantially all, of its property, or for the winding-up or liquidation of its affairs, (ii) admitting in writing its inability to pay its debts generally as they become due or (iii) filing a petition, or otherwise instituting, or consenting in writing to the institution against it or, proceedings to take advantage of any law relating to bankruptcy, insolvency or reorganization or the relief of debtors under any federal, state or foreign bankruptcy, insolvency, receivership or similar law.

“Base Rate” means, for any day, the rate per annum equal to the rate of interest announced or otherwise established by Bank from time to time as its prime commercial rate as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be Bank’s best or lowest rate).

“Borrower” is defined in the introductory paragraph of this Agreement.

“Borrowing” means the total of Loans advanced on a single date. A Borrowing is “advanced” on the day Bank advances funds comprising such Borrowing to, or for the credit of the Borrower.

“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Madison, Wisconsin. If the applicable Business Day relates to the determination of the LIBOR Index Rate, then Business Day means any day on which banks on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in London, England.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate amount of all expenditures (whether paid in cash or accrued as a liability) by such Person during that period for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to property, plant, or equipment (including replacements, capitalized repairs, and improvements) which should be capitalized on the balance sheet of such Person in accordance with GAAP.

“Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.

“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§9601 et seq., and any future amendments.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means Air T, Inc. ceases to own, legally and beneficially, at least fifty-one percent (51%) of the Voting Stock of Borrower.

“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 4.1 shall be satisfied or waived in a manner acceptable to Bank in its discretion.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Collateral” means all properties, rights, interests, and privileges from time to time subject to the Liens granted to Bank, or any security trustee therefor, by the Collateral Documents.

“Collateral Documents” means the Security Agreement and all other mortgages, deeds of trust, security agreements, pledge agreements, assignments, financing statements and other documents as shall from time to time secure or relate to the Obligations or any part thereof.

“Commitment”means the Operating Line Revolving Credit Commitment.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrower, are treated as a single employer under Section 414 of the Code.

“Credit Event” means the advancing of any Loan.

“Debt Service” means, with reference to any period, the sum of (i) the aggregate amount of payments required to be made by the Borrower and any of its Subsidiaries during such period in respect of principal on all Indebtedness plus (ii) Interest Expense of Borrower and any of its Subsidiaries for such period.

“Debt Service Coverage Ratio” means, as of the last day of each fiscal quarter, the Borrower and its Subsidiaries shall maintain a ratio of (i) EBITDA for the 12-month period then ended minus the sum of (x) federal, state and local income taxes (and franchise taxes in lieu of income taxes) paid or required to be paid in cash by Borrower and its Subsidiaries during the 12-month period the ended and (y) dividends, distributions, redemptions and repurchases paid to shareholders or other equity interest holders of Borrower and/or any of its Subsidiaries during the 12-month period then ended to (ii) Debt Service for the 12-month period then ended, each computed in accordance with GAAP, of not less than 1.75 to 1.00.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Disposition” means the sale, lease, conveyance or other disposition of Property, other than sales or other dispositions expressly permitted under Sections 7.4(a), 7.4(b), and 7.4(d).

“Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, with respect to any period, Net Income of the Borrower and its Subsidiaries for such period plus all amounts deducted in arriving at such Net Income amount in respect of (i) Interest Expense of Borrower and its Subsidiaries for such period, (ii) federal, state and local income taxes for such period, and (iii) depreciation and amortization expense for such period.

“Eligible Inventory” means Inventory of Borrower and its Subsidiaries (other than packaging, crating and supplies inventory) which:

(a) is an asset of such Person to which it has good and marketable title, is freely assignable, and is subject to (i) in the case of Inventory located in the United States, a perfected, first priority Lien in favor of Bank free and clear of any other Liens and (ii) in the case of Inventory located in another Approved Country, a Foreign Security Agreement;

(b) is located in the United States of America or other Approved Country at a Permitted Collateral Location as set forth in (and as defined in) a Security Agreement and, in the case of any location not owned by such Person, which is at all times subject to a lien waiver agreement from such landlord or other third party to the extent required by, and in form and substance satisfactory to, Bank. It is expressly acknowledged and agreed that foreign Inventory may be torn down and overhauled internationally so long as parts which are outside the United States for a period longer than one hundred twenty (120) days shall be excluded from Eligible Inventory in accordance with paragraph (h) below.

(c) is not so identified to a contract to sell that it constitutes a Receivable;

(d) is not obsolete, and is of good and merchantable quality free from any defects which might materially adversely affect the market value thereof;

(e) is not covered by a warehouse receipt or similar document;

(f) in the case of finished goods inventory, was produced pursuant to binding and existing purchase orders therefor to which such Person has title;

(g) has not been owned by the Borrower or any Subsidiary for more than twenty four (24) months;

(h) does not consist of parts stored in warehouses outside the United States for a period longer than 120 days (and if the storage of a part exceeds this 120 day limitation, the part will be excluded from Eligible Inventory, and the value of such excluded part shall be calculated as described in (b) of the definition of Operating Line Borrowing Base); and

(i) is not on consignment.

“Eligible Receivables” means any Receivable of Borrower or any Subsidiary which:

(a) arises out of the sale of finished goods inventory or/and aircraft engines, engine parts, airframes or airframe parts delivered to and accepted by, or out of the rendition of services fully performed and accepted by, the Account Debtor on such Receivable, does not represent a pre-billed Receivable or a progress billing, and is net of any deposits made by or for the account of the relevant Account Debtor;

(b) is payable in U.S. Dollars

(c) if such right has arisen out of the sale of such goods shipped to, or out of the rendition of services to an Account Debtor located outside the United States of America, such right is secured by an insurance policy on terms, and issued by Foreign Credit Insurance Association, Ex-Im Bank or another insurer, satisfactory to Bank (which in any event shall insure not less than one hundred percent (100%) of the face amount of such Receivable and shall be subject to such deductions as are acceptable to Bank), and in each case which has been assigned or transferred to Bank in a manner acceptable to Bank;

(d) is the valid, binding and legally enforceable obligation of the Account Debtor obligated thereon and such Account Debtor is not (i) a Subsidiary or an Affiliate of Borrower, (ii) a shareholder, director, officer or employee of Borrower or any Subsidiary, (iii) the United States of America or other Approved Country, or any state, province, or political subdivision thereof, or any department, agency or instrumentality of any of the foregoing, unless the Assignment of Claims Act or any similar national, state, provincial, or local statute, as the case may be, is complied with to the satisfaction of Bank, (iv) a debtor under any proceeding under the United States Bankruptcy Code, as amended, or any other comparable bankruptcy or insolvency law, or (v) an assignor for the benefit of creditors;

(e) is not evidenced by an instrument or chattel paper unless the same has been endorsed and delivered to Bank;

(f) is an asset of such Person to which it has good and marketable title, is freely assignable, and is subject to a perfected, first priority Lien in favor of Bank free and clear of any other Liens;

(g) is not subject to any counterclaim or defense asserted by the Account Debtor or subject to any offset or contra account payable to the Account Debtor (unless the amount of such Receivable is net of such contra account established to the reasonable satisfaction of Bank);

(h) no surety bond was required or given in connection with said Receivable or the contract or purchase order out of which the same arose;

(i) is evidenced by an invoice to the Account Debtor dated not more than five (5) Business Days subsequent to the shipment date of the relevant inventory or completion of performance of the relevant services and is issued on ordinary trade terms requiring payment within ninety (90) days of invoice date;

(j) is not unpaid more than 90 days after the original invoice date; provided that Receivables that are insured as described in subsection (b) above may be unpaid for up to 120 days and still be eligible for inclusion in the Operating Line Borrowing Base;

(k) is not owed by an Account Debtor who is obligated on Receivables more than 20% of the aggregate unpaid balance of which have been past due for longer than the relevant period specified in subsection (i) above unless Bank has approved the continued eligibility thereof;

(l) would not cause the total Eligible Receivables owing from the Account Debtor and its Affiliates to exceed 35% of all Eligible Receivables unless (a) one hundred percent (100%) of the Receivable from the Account Debtor and its Affiliates is secured by an insurance policy on terms, and issued by Foreign Credit Insurance Association, Ex-Im Bank or another insurer, satisfactory to Bank (which in any event shall insure not less than one hundred percent (100%) of the face amount of such Receivable and shall be subject to such deductions as are acceptable to Bank), and in each case which has been assigned or transferred to Bank in a manner acceptable to Bank, or (b) the Account Debtor’s long term debt or short term debt, as applicable, qualifies as Investment Grade;

(m) does not arise from a sale on a bill and hold, guaranteed sale, sale or return, sale on approval, consignment or any other repurchase or return basis; and

(n) is not otherwise deemed to be ineligible in the reasonable judgment of Bank (it being acknowledged and agreed that with five (5) Business Days prior written notice any Receivable of Borrower or any Subsidiary may be deemed ineligible by Bank acting in its reasonable judgment).

“Environmental Claim” means any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material, (c) from any abatement, removal, remedial, corrective or response action in connection with a Hazardous Material, Environmental Law or order of a Governmental Authority or (d) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Law” means any current or future Legal Requirement pertaining to (a) the protection of health, safety and the indoor or outdoor environment, (b) the conservation, management or use of natural resources and wildlife, (c) the protection or use of surface water or groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (e) pollution (including any Release to air, land, surface water or groundwater), and any amendment, rule, regulation, order or directive issued thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

“Eurodollar Loan” means a Loan bearing interest by reference to Adjusted One Month LIBOR.

“Eurodollar Reserve Percentage” means the maximum reserve percentage, expressed as a decimal, at which reserves (including any emergency, marginal, special, and supplemental reserves) are imposed by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or any successor thereto), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the relevant Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any such reserve percentage.

“Event of Default” means any event or condition identified as such in Section 8.1.

“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

“Foreign Security Agreement” means an agreement entered into by the parties hereto which purports to give the Bank a security interest or its equivalent on Inventory located within a country other than the United States in form and substance reasonably satisfactory to the Bank, governed by the law of such country, such as the Debenture dated of even date herewith (governed by the law of England and Wales) and the Transfer by Way of Security dated of even date herewith (governed by the law of the Federal Republic of Germany.

“Foreign Subsidiary” means each Subsidiary which (a) is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia, (b) conducts substantially all of its business outside of the United States of America, and (c) has substantially all of its assets outside of the United States of America.

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” and “Guarantors” are each defined in Section 6.12(a).

“Guaranty” and “Guaranties” are each defined in Section 6.12(a).

“Hazardous Material” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is hazardous or toxic, and includes (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.

“Hazardous Material Activity” means any activity, event or occurrence involving a Hazardous Material, including the manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation, handling of or corrective or response action to any Hazardous Material.

“Indebtedness” means with reference to the Borrower and its Subsidiaries (a) all indebtedness created, assume or incurred in any manner by the Borrower and its Subsidiaries representing money borrowed (including by the issuance of debt securities), (b) all indebtedness of the Borrower and its Subsidiaries for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business), (c) all indebtedness secured by any lien upon any property of Borrower and its Subsidiaries, whether or not the Borrower or any of its Subsidiaries has assumed or becomes liable for the payment of such indebtedness, (d) all Capitalized Lease Obligations, and (e) all obligations of the Borrower and its Subsidiaries on or with respect to letters of credit, bankers’ acceptances and other extensions of credit whether or not representing obligations for borrowed money.

“Interest Expense” means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) of the Borrower and its Subsidiaries for such period.

“Interest Payment Date” means with respect to any Loan, the last day of each Interest Period with respect to such Loan and on the maturity date.

“Interest Period” means, with respect to any Borrowing of Eurodollar Loans, the period commencing on the date such Borrowing of Eurodollar Loans is advanced, continued, or created by conversion and ending 1 month thereafter; provided that:

i. no Interest Period shall extend beyond the final maturity date of the relevant Loans;

ii. whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of Eurodollar Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

iii. for purposes of determining an Interest Period for a Borrowing of Eurodollar Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

“Inventory” means any raw materials, finished goods inventory and aircraft engines, engine parts, airframes and airframe parts of Borrower and its Subsidiaries (other than packaging, crating and supplies inventory).

“Investment Grade” means a rating from S&P of an Account Debtor’s long term debt of BBB- or better; provided that, if S&P does not rate the Account Debtor’s long term debt and another rating agency does, then the Borrower may, with the written consent of the Bank, which shall not be unreasonably withheld, rely on another rating agency’s rating for the purpose of determining whether the Account Debtor has an investment grade rating and further provided that, if the long term debt is not rated by S&P or another rating agency, the Borrower may, with the written consent of the Bank, which shall not be unreasonably withheld, rely on a rating from S&P or another rating agency of the Account Debtor’s short term debt of BBB- or better.

“Legal Requirement” means any treaty, convention, statute, law, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or other requirement of any Governmental Authority, whether federal, state, or local.

“LIBOR” means, for an Interest Period for a Borrowing of Eurodollar Loans, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to Bank at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by three (3) or more major banks in the interbank eurodollar market selected by Bank for delivery on the first day of and for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the Eurodollar Loan scheduled to be made as part of such Borrowing, provided that in no event shall “LIBOR” be less than 0.00%.

“LIBOR Index Rate” means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period, which appears on the LIBOR Index as of 11:00 a.m. (London, England time) on the day two (2) Business Days before the commencement of such Interest Period.

“LIBOR Index” means the independent index which is the one month ICE Benchmark Administration (ICE) LIBOR and reported on Bloomberg’s Financial Market’s terminal screen entitled “Official ICE LIBOR Fixings” (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by Bank from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market).

“Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

“Loan” means any Operating Line Revolving Loan.

“Loan Documents” means this Agreement, the Note, the Collateral Documents, the Guaranties, and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.

“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property, condition (financial or otherwise) or prospects of Borrower or of Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of Borrower or any Subsidiary to perform its material obligations under any Loan Document or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against Borrower or any Subsidiary of any Loan Document or the rights and remedies of Bank thereunder or (ii) the perfection or priority of any Lien granted under any Collateral Document.

“Maximum Leverage Ratio” means the ratio of Total Liabilities to Tangible Net Worth.

“Moody’s” means Moody’s Investor Service Inc.

“Net Income” means, with reference to any period, the net income (or net loss) of the Borrower and its Subsidiaries for such period, but excluding any nonrecurring income and any extraordinary profits during such period and any taxes on such nonrecurring income and extraordinary profits.

“Note” is defined in Section 2.10(b).

“Obligations” means all obligations of Borrower to pay principal and interest on the Loans, all fees and charges payable hereunder, and all other payment obligations of Borrower or any of its Subsidiaries arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

“OFAC” means the United States Department of Treasury Office of Foreign Assets Control.

“OFAC Event” means the event specified in Section 6.9.

“OFAC Sanctions Programs” means all laws, regulations, and Executive Orders administered by OFAC, including the Bank Secrecy Act, anti-money laundering laws (including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56 (a/k/a the USA Patriot Act)), and all economic and trade sanction programs administered by OFAC, any and all similar United States federal laws, regulations or Executive Orders, and any similar laws, regulators or orders adopted by any State within the United States.

“OFAC SDN List” means the list of the Specially Designated Nationals and Blocked Persons maintained by OFAC.

“Operating Line Borrowing Base” means, as of any time it is to be determined, the sum of:

(a) 80% of the then outstanding unpaid amount of Eligible Receivables; plus

(b) 75% of the value (computed as follows: the lower of cost (first-in, first-out) or market value; when inventory items are sold they are costed out under the gross profit method, the parts are assigned costs based on a percentage of the future sales price (based on prior history and industry standards), plus any additional repair costs, and sales price is established using Pratt and Whitney pricing guidelines; and when parts are purchased, they are stated at the lower of cost or market; and this method shall not be amended, modified or revised without the Bank’s prior written consent, which consent may be withheld by Bank, in Bank’s sole discretion) of Eligible Inventory (it being acknowledged and agreed that 75% of the cost of acquiring engines by the Borrower and its Subsidiaries with proceeds of Operating Line Revolving Loan(s) shall be included in the Operating Line Borrower Base so long as such engines meet the requirements needed to qualify as Eligible Inventory); provided that the maximum amount of advances against all Eligible Inventory that may be included in the Operating Line Borrowing Base shall not exceed $9,000,000 and that the maximum amount of advances against Eligible Inventory that has been owned by the Borrower or any Subsidiary for at least eighteen (18) months that may be included in the Operating Line Borrowing Base shall not exceed $1,500,000;

provided that the Operating Line Borrowing Base shall be computed only as against and on so much of such Collateral as is included on the Operating Line Borrowing Base Certificates furnished from time to time by Borrower pursuant to this Agreement and, if required by Bank pursuant to any of the terms hereof or any Collateral Document, as verified by such other evidence reasonably required to be furnished to Bank pursuant hereto or pursuant to any such Collateral Document.

“Operating Line Borrowing Base Certificate” means the certificate in the form of Exhibit A hereto, or in such other form acceptable to Bank, to be delivered to Bank pursuant to Sections 4.2 and 6.5.

“Operating Line Revolving Credit Commitment” means the obligation of Bank to make Revolving Loans hereunder in an aggregate principal or face amount at any one time outstanding not to exceed $12,000,000.

“Operating Line Revolving Loan” is defined in Section 2.1.

“Operating Line Revolving Note” is defined in Section 2.10(b).

“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

“Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its Subsidiaries under GAAP.

“RCRA” means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq., and any future amendments.

“Receivables” means all rights to the payment of a monetary obligation, now or hereafter owing to Borrower or any Subsidiary, evidenced by accounts, instruments, chattel paper, or general intangibles.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping, or disposing into the indoor or outdoor environment, including the abandonment or discarding of barrels, drums, containers, tanks or other receptacles containing or previously containing any Hazardous Material.

“Revolving Credit Termination Date” means January 13, 2018, or such earlier date on which the Revolving Credit Commitment is terminated in whole pursuant to Section 2.13, 8.2 or 8.3.

“S&P” means Standard & Poor’s Ratings Services Group, a division of The McGraw Hill Companies, Inc.

“Security Agreement” means that certain General Security Agreement dated the date of this Agreement between Borrower and its Subsidiaries and Bank and any other security or collateral agreement executed by the Borrower or any of its Subsidiaries in favor of the Bank, as any of the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Subordinated Debt” means Indebtedness for Borrowed Money which is subordinated in right of payment to the prior payment of the Obligations pursuant to subordination provisions approved in writing by Bank and is otherwise pursuant to documentation that is, which is in an amount that is, and which contains interest rates, payment terms, maturities, amortization schedules, covenants, defaults, remedies and other material terms that are, in each case, in form and substance satisfactory to Bank.

“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than fifty percent (50%) of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization. Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of Borrower or of any of its direct or indirect Subsidiaries.

“Tangible Net Worth” means, at any time, (i) total assets of the Borrower and its Subsidiaries at such time, minus all intangible assets (i.e. goodwill, trademarks, patents, copyrights, organizational expenses, and similar intangible items) of the Borrower and its Subsidiaries minus (ii) Total Liabilities of Borrower and its Subsidiaries.

“Total Liabilities” means, for any Person and at any time the same is to be determined, such Person’s total liabilities, as determined in accordance with GAAP.

“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested non-forfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“U.S. Dollars” and “$” each means the lawful currency of the United States of America.

“Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.

“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.

“Wholly-owned Subsidiary” means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares as required by law) or other equity interests are owned by Borrower and/or one or more Wholly-owned Subsidiaries within the meaning of this definition.

Section 1.2 Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references to time of day herein are references to Madison, Wisconsin, time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.

Section 1.3 Change in Accounting Principles. If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 5.5 and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Borrower or the Bank may by notice to the other require that the Borrower and the Bank negotiate in good faith to amend such covenants, standards, and terms so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Borrower and its Subsidiaries shall be the same as if such change had not been made. No delay by the Borrower or the Bank in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section 1.3, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, the Borrower shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.

SECTION 2. THE CREDIT FACILITIES.

Section 2.1 Operating Line Revolving Credit Commitment. Subject to the terms and conditions hereof, Bank agrees to make a loan or loans (individually a “Operating Line Revolving Loan” and collectively the “Operating Line Revolving Loans”) in U.S. Dollars to Borrower from time to time on a revolving basis up to the amount of the Operating Line Revolving Credit Commitment, subject to any reductions thereof pursuant to the terms hereof, before the Revolving Credit Termination Date. The sum of the aggregate principal amount of Operating Line Revolving Loans at any time outstanding shall not exceed the lesser of (i) the Operating Line Revolving Credit Commitment in effect at such time and (ii) the Operating Line Borrowing Base as determined based on the most recent Operating Line Borrowing Base Certificate. Operating Line Revolving Loans may be repaid and the principal amount thereof re-borrowed before the Revolving Operating Line Credit Termination Date, subject to the terms and conditions hereof.

Borrower shall use the proceeds of Operating Line Revolving Loans for its general working capital purposes (including, without limitation, the acquisition of engines and parts, and taking possession of assets of third parties under a consignment agreement, which may or may not be covered by Borrower’s or such Subsidiary’s insurance) and for such other general corporate purposes as are consistent with all applicable laws, which may include a contribution of capital to one or more of its Subsidiaries for general working capital purposes. Such working capital purposes may include the assumption of leases by the Borrower or a Subsidiary for aircraft and/or aircraft airframes, engines, airframe parts and/or engine parts for the purpose of helping the Borrower or any of its Subsidiaries gain access to aircraft engines or engine parts for its general business, and may also include, subject to the Bank’s prior written approval (which approval shall not be unreasonably withheld) and satisfaction by Borrower or Subsidiary of Borrower of terms and conditions determined necessary by the Bank, in the Bank’s reasonable discretion, including, but not limited to being subject to all of the terms and conditions of this Agreement, the formation of one or more new Subsidiaries, or Borrower or a Subsidiary of Borrower entering into joint ventures to facilitate the assumption of such leases, and any other general corporate purposes approved in writing by Bank.

Section 2.2 [Intentionally Deleted.]

Section 2.3 Applicable Interest Rate. Each Loan shall bear interest (computed on the basis of a year of 360 days and the actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted One Month LIBOR applicable for such Interest Period, payable by Borrower on each Interest Payment Date and at maturity (whether by acceleration or otherwise).

Section 2.4 Rate Determinations. Bank shall determine the interest rate applicable to the Loans, and its determination thereof shall be conclusive and binding except in the case of manifest error.

Section 2.5 Minimum Borrowing Amounts. Each Borrowing of Loans shall be in an amount not less than $10,000.

Section 2.6 Manner of Borrowing Loans; Notice to Bank. Borrower shall give notice to Bank by no later than 10:00 a.m. at least one (1) Business Day before the date on which Borrower requests Bank to advance a Borrowing of a Loan. All such notices concerning the advance shall specify the date of the requested advance (which shall be a Business Day) and the amount of the requested Borrowing to be advanced. No Borrowing shall be advanced if any Default or Event of Default then exists. Borrower agrees that Bank may rely on any such telephonic, telecopy or other telecommunication notice given by any person Bank in good faith believes is an Authorized Representative without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation such telephonic notice shall govern if Bank has acted in reliance thereon.

Section 2.7 Maturity of Loans. All Loans, both for principal and interest then outstanding, shall mature and be due and payable by Borrower on the Revolving Credit Termination Date.

Section 2.8 Prepayments. Borrower may prepay in whole or in part (but, if in part, then in an amount not less than $10,000) upon one (1) Business Days prior notice by Borrower to Bank. In addition, if at any time the sum of the unpaid principal balance of the Operating Line Revolving Loans then outstanding shall be in excess of the Operating Line Borrowing Base as determined on the basis of the most recent Operating Line Borrowing Base Certificate, Borrower shall immediately upon written notice from the Bank pay over the amount of the excess to Bank as and for a mandatory prepayment on such Obligations. Any amount of Operating Line Revolving Loans paid or prepaid before the Revolving Credit Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again.

Section 2.9 Default Rate. Notwithstanding anything to the contrary contained herein, if any Loan or any part thereof is not paid when due (whether by lapse of time, acceleration, or otherwise), or at the election of Bank upon notice to Borrower during the existence of any other Event of Default, Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Loans equal to the sum of 4.0% per annum plus the Applicable Margin plus the Base Rate from time to time in effect.

Section 2.10 Evidence of Indebtedness.

(a) Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower hereunder, including the amounts of principal and interest payable and paid to Bank from time to time hereunder. The entries maintained in the account(s) maintained by the Bank shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, that the failure of Bank to maintain such account(s) or any error therein shall not in any manner affect the obligation of Borrower to repay the Obligations in accordance with their terms.

(b) The Operating Line Revolving Loans shall be evidenced by a promissory note payable by the Borrower to the order of the Bank in the amount of the Operating Line Revolving Credit Commitment (the “Operating Line Revolving Note” or “Note”).

Section 2.11 Fees.

(a) Closing Fee. Borrower shall pay to Bank on the date hereof a non-refundable closing fee in the amount of $0.00.

(b) Audit Fees. Borrower shall pay to Bank charges for audits of the Collateral performed by Bank or its agents or representatives in such amounts as Bank may from time to time request (Bank acknowledging and agreeing that such charges shall be computed in the same manner as it at the time customarily uses for the assessment of charges for similar collateral audits); provided that in the absence of any Default and Event of Default, Borrower shall not be required to pay Bank for more than one (1) such audit per calendar year.

(c) Deposit Account Fees. Bank shall waive for four months from the date of this Agreement all fees that otherwise would be charged to Borrower in connection with any deposit accounts Borrower maintains with Bank.

(d) Renewal Fees. In the event the parties extend, renew or refinance this Agreement or any Loan or the Operating Line Revolving Loan Commitment, or enter into a similar credit arrangement after the final maturity date of the Loans (any of the foregoing, a “Loan Renewal”), the Bank shall waive up to $1,500 of the renewal or other loan fees and $250 of any additional fees or costs that would otherwise be charged to the Borrower in connection with such Loan Renewal. In the event the parties then enter into a second Loan Renewal thereafter, the Bank shall waive up to $1,500 of the renewal or other loan fees and $250 of any additional fees or costs that would otherwise be charged to the Borrower in connection with the second Loan Renewal. The amount of fees and charges waived by the Bank pursuant to this section shall not exceed $3,500.

Section 2.12 Place and Application of Payments. All payments of principal, interest, fees, and all other Obligations payable under the Loan Documents shall be made to Bank at its office at One West Main Street, Madison, Wisconsin (or at such other place as Bank may specify) no later than 1:00 p.m. on the date any such payment is due and payable. Payments received by Bank after 1:00 p.m. shall be deemed received as of the opening of business on the next Business Day. All such payments shall be made in lawful money of the United States of America, in immediately available funds at the place of payment, without set-off or counterclaim and without reduction for, and free from, any and all present or future taxes, levies, imposts, duties, fees, charges, deductions, withholdings, restrictions, and conditions of any nature imposed by any government or any political subdivision or taxing authority thereof (but excluding any taxes imposed on or measured by the net income of Bank). All payments shall be applied (i) first, towards payment of interest and fees then due hereunder and under the other Loan Documents, and (ii) second, towards payment of principal. Borrower hereby irrevocably authorizes Bank to (a) charge from time to time any of Borrower’s deposit accounts with Bank and/or (b) make Loans from time to time hereunder (and any such Loan may be made by Bank hereunder without regard to the provisions of Section 4 hereof), in each case for payment of any Obligation then due and payable (whether such Obligation is for interest then due on a Loan or otherwise); provided that Bank shall not be under any obligation to charge any such deposit account or make any such Loan under this Section, and Bank shall incur no liability to Borrower or any other Person for its failure to do so.

(a) Commitment Terminations. Optional Commitment Terminations. Borrower shall have the right at any time and from time to time, upon five (5) Business Days prior written notice to Bank (or such shorter period of time agreed to by Bank), to terminate all (but not less than all) of the Operating Line Revolving Credit Commitment without premium or penalty; provided that the Operating Line Revolving Credit Commitment may not be reduced to an amount less than the sum of the aggregate principal amount of Operating Line Revolving Loans then outstanding. Borrower has no right to partially terminate the Operating Line Revolving Credit Commitment and upon termination of the Operating Line Revolving Credit Commitment pursuant to this Section, this Agreement shall otherwise remain in full force and effect until the unpaid aggregate principal amount of the Operating Line Revolving Loans then outstanding is zero ($0).

(b) No Reinstatement. Any termination of the Commitment pursuant to this Section 2.13 may not be reinstated.

SECTION 3. CHANGE IN CIRCUMSTANCES.

Section 3.1 Withholding Taxes. Except as otherwise required by law, each payment by Borrower under this Agreement or the other Loan Documents shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient) imposed by or within the jurisdiction in which Borrower is domiciled, any jurisdiction from which Borrower makes any payment, or (in each case) any political subdivision or taxing authority thereof or therein. If any such withholding is so required, Borrower shall make the withholding, pay the amount withheld to the appropriate Governmental Authority before penalties attach thereto or interest accrues thereon, and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by Bank free and clear of such taxes (including such taxes on such additional amount) is equal to the amount that Bank would have received had such withholding not been made. If Bank pays any amount in respect of any such taxes, penalties or interest, Borrower shall reimburse Bank for that payment on demand in the currency in which such payment was made. If Borrower pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to Bank on or before the thirtieth day after payment.

Section 3.2 Documentary Taxes. Borrower agrees to pay on demand any documentary, stamp or similar taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

Section 3.3 [Intentionally Deleted]

Section 3.4 Change of Law. Notwithstanding any other provisions of this Agreement or any other Loan Document, if at any time any Change in Law or regulation or in the interpretation thereof makes it unlawful for Bank to make or continue to maintain any Loans or to perform its obligations as contemplated hereby, Bank shall promptly give notice thereof to Borrower and Bank’s obligations to make or maintain such Loans under this Agreement shall be suspended until it is no longer unlawful for Bank to make or maintain such Loans. Borrower shall prepay on demand the outstanding principal amount of any such affected Loans, together with all interest accrued thereon and all other amounts then due and payable to Bank under this Agreement; provided, subject to all of the terms and conditions of this Agreement, Borrower may then elect to borrow from Bank and Bank, if able, shall lend to Borrower the principal amount of the affected Loans by means of Loans bearing interest at the Base Rate.

Section 3.5 Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR. If on or prior to the first day of any Interest Period for any Borrowing of Eurodollar Loans:

(a) Bank determines that deposits in U.S. Dollars (in the applicable amounts) are not being offered to it in the interbank eurodollar market for such Interest Period, or that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBOR, or

(b) Bank determines that (i) LIBOR as determined hereby will not adequately and fairly reflect the cost to Bank of funding their Eurodollar Loans for such Interest Period or (ii) that the making or funding of Eurodollar Loans become impracticable, then Bank shall forthwith give notice thereof to Borrower, whereupon until Bank notifies Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of Bank to create, continue, or effect by conversion Eurodollar Loans shall be suspended.

Section 3.6 Increased Cost and Reduced Return. If, on or after the date hereof, any Change in Law:

(i) shall subject Bank (or its lending branch) to any tax, duty or other charge with respect to its Loans, its Note, or its obligation to make Loans, or shall change the basis of taxation of payments to Bank (or its lending branch) of the principal of or interest on its Loans or Letter(s) of Credit, or any other amounts due under this Agreement or any other Loan Document in respect of its Loans (except for changes in the rate of tax on the overall net income of Bank (or its lending branch) imposed by the jurisdiction in which Bank’s principal executive office or lending branch is located); or

(ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Loans any such requirement included in an applicable Eurodollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, Bank (or its lending branch) or shall impose on Bank (or its lending branch) or on the interbank market any other condition affecting its Loans, its Note, or its obligation to make Loans;

and the result of any of the foregoing is to increase the cost to Bank (or its lending branch) of making or maintaining any Loan, or to reduce the amount of any sum received or receivable by Bank (or its lending branch) under this Agreement or under any other Loan Document with respect thereto, by an amount deemed by Bank to be material, then, within fifteen (15) days after demand by Bank, Borrower shall be obligated to pay to Bank such additional amount or amounts as will compensate Bank for such increased cost or reduction.

(b) If, after the date hereof, Bank shall have determined that any Change in Law has had the effect of reducing the rate of return on Bank’s capital as a consequence of its obligations hereunder to a level below that which Bank could have achieved but for such Change in Law (taking into consideration Bank’s policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within fifteen (15) days after demand by Bank, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction.

(c) A certificate of Bank claiming compensation under this Section 3.6 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error. In determining such amount, Bank may use any reasonable averaging and attribution methods.

Section 3.7 Lending Offices. Bank may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof or at such other of its branches, offices or affiliates as it may from time to time elect. To the extent reasonably possible, Bank shall designate an alternative branch or funding office with respect to its Loans to reduce any liability of Borrower to Bank under Section 3.6 or to avoid the unavailability of Loans under Section 3.5, so long as such designation is not otherwise disadvantageous to Bank.

Section 3.8 Discretion of Bank as to Manner of Funding. Notwithstanding any other provision of this Agreement, Bank shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder with respect to Loans shall be made as if Bank had actually funded and maintained each Loan through the purchase of deposits in the interbank euro-dollar market having a maturity corresponding to such Loan’s Interest Period, and, in the case of any Eurodollar Loan, bearing an interest rate equal to LIBOR for such Interest Period.

SECTION 4. CONDITIONS PRECEDENT.

Section 4.1 Initial Credit Event. The obligation of Bank to participate in any initial Credit Event hereunder is subject to satisfaction or waiver by Bank of the following conditions precedent:

(a) Bank shall have received each of the following, in each case (i) duly executed by all applicable parties, (ii) dated a date satisfactory to Bank and (iii) in form and substance satisfactory to Bank:

(i) this Agreement duly executed by Borrower and Bank;

(ii) duly executed Note of Borrower dated the date hereof;

(iii) the Guaranties, the Security Agreement and each of the other Collateral Documents required by Bank, together with (i) original stock certificates or other similar instruments or securities representing all of the issued and outstanding shares of capital stock or other equity interests in each of the entities being pledged as of the Closing Date, (ii) stock powers for the Collateral consisting of the stock or other equity interest in each entity being pledged, executed in blank and undated, (iii) UCC financing statements to be filed against Borrower and each Subsidiary, as debtor, in favor of Bank, as secured party, (iv) patent, trademark, and copyright collateral agreements to the extent requested by Bank, and (v) deposit account, securities account, and commodity account control agreements to the extent requested by Bank;

(iv) evidence of all insurance required to be maintained under the Loan Documents;

(v) copies of Borrower’s and each Subsidiary’s articles of organization and Operating Agreement (or comparable organizational documents) and any amendments thereto, certified in each instance by its Secretary or Assistant Secretary;

(vi) copies of resolutions of Borrower’s, each Guarantor which is a corporation, limited liability company (or other type of legal business entity), and each Subsidiary’s Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on Borrower’s and each Subsidiary’s behalf, all certified in each instance by its Secretary or Assistant Secretary;

(vii) such documents and certifications as Bank may reasonably require to evidence that Borrower, each Guarantor which is a corporation, limited liability company (or other type of legal business entity), and each Subsidiary is validly existing, in good standing, and qualified to engage in business in its jurisdiction of organization and in any other jurisdiction in which the nature of Borrower’s or such Subsidiary’s business requires such qualification;

(viii) a list of Borrower’s Authorized Representatives;

(ix) such evaluations and certifications as it may reasonably require in order to satisfy itself as to the value of the Collateral, the financial condition of Borrower and its Subsidiaries, and the lack of material contingent liabilities of Borrower and its Subsidiaries;

(x) an Operating Line Borrowing Base Certificate in the form attached hereto as Exhibit A showing the computation of the Operating Line Borrowing Base, in reasonable detail as of the close of business not earlier than thirty one (31) days prior to the making of the initial extension of credit hereunder;

(xi) financing statement, tax, and judgment lien search results against the Property of Borrower and each Subsidiary evidencing the absence of Liens on its Property except as permitted by Section 7.2;

(xii) pay off and lien release letters from secured creditors of Borrower and each Subsidiary setting forth, among other things, the total amount of indebtedness outstanding and owing to them (or outstanding letters of credit issued for the account of Borrower or any Subsidiary) and containing an undertaking to cause to be delivered to Bank UCC termination statements and any other lien release instruments necessary to release their Liens on the assets of Borrower and each Subsidiary;

(xiii) evidence reasonably satisfactory to Bank that all indebtedness to creditors referenced in the preceding paragraph has been (or concurrently with the initial Borrowing will be) paid in full, and that all agreements and instruments governing indebtedness and that all Liens securing such indebtedness have been (or concurrently with the initial Borrowing will be) terminated.

(xiv) a fully executed Internal Revenue Service Form W-9 for Borrower; and

(xv) such other agreements, instruments, documents, certificates, and opinions as Bank may reasonably request.

(b) Bank shall have received the initial fees called for by Section 2.11, together with all other fees, costs and expenses required to be paid by Borrower at or before closing; and

(c) the capital and organizational structure of Borrower and its Subsidiaries shall be satisfactory to Bank.

Section 4.2 All Credit Events.

The obligation of Bank to participate in any Credit Event (including any initial Credit Event) hereunder is subject to the following conditions precedent:

(a) each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct in all respect (or in all material respect if such representation or warranty is not by its terms already qualified as to materiality) as of said time, except to the extent the same expressly relate to an earlier date, in which case such representations and warranties shall be and remain true and correct in all respect (or in all material respect if such representation or warranty is not by its terms already qualified as to materiality) as of such earlier date;

(b) no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event;

(c) in the case of a Borrowing, Bank shall have received the notice required by Section 2.6;

(d) after giving effect to such Credit Event, the sum of the aggregate principal amount of Operating Line Revolving Loans at any time outstanding shall not exceed the lesser of (i) the Operating Line Revolving Credit Commitment in effect at such time and (ii) the Operating Line Borrowing Base; and

(e) such Credit Event shall not violate any order, judgment or decree of any court or other authority or any provision of law or regulation applicable to Bank (including Regulation U of the Board of Governors of the Federal Reserve System) as then in effect.

Each request for a Borrowing hereunder shall be deemed to be a representation and warranty by Borrower on the date on such Credit Event as to the facts specified in subsections (a) through (e) of this Section; provided that Bank may continue to make advances under the Operating Line Revolving Credit Commitment, in the sole discretion of Bank, notwithstanding the failure of Borrower to satisfy one or more of the conditions set forth above and any such advances so made shall not be deemed a waiver of any Default or Event of Default or other condition set forth above that may then exist.

SECTION 5. REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants to Bank as follows:

Section 5.1 Organization and Qualification. Borrower is (a) duly organized, validly existing, and in good standing as a corporation under the laws of the State of Wisconsin, (b) has full and adequate power to own its Property and conduct its business as now conducted, and (c) is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except, with respect to this clause (c), where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.2 Subsidiaries. Each Subsidiary (a) is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized, (b) has full and adequate power to own its Property and conduct its business as now conducted, and (c) is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except, with respect to this clause (c), where the failure to do so could not reasonably be expected to have a Material Adverse Effect. Schedule 5.2 hereto identifies each Subsidiary, the jurisdiction of its organization, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by Borrower and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding. All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and non-assessable and all such shares and other equity interests indicated on Schedule 5.2 as owned by Borrower or another Subsidiary are owned, beneficially and of record, by Borrower or such Subsidiary free and clear of all Liens other than the Liens granted in favor of Bank pursuant to the Collateral Documents. There are no outstanding commitments or other obligations of any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary.

Section 5.3 Authority and Validity of Obligations. Borrower has full right and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for, to grant to Bank the Liens described in the Collateral Documents executed by Borrower, and to perform all of its obligations hereunder and under the other Loan Documents executed by it. Each Subsidiary has full right and authority to enter into the Loan Documents executed by it, to guarantee the Obligations, to grant to Bank the Liens described in the Collateral Documents executed by such Person, and to perform all of its obligations under the Loan Documents executed by it. The Loan Documents delivered by Borrower and its Subsidiaries have been duly authorized, executed, and delivered by such Persons and constitute valid and binding obligations of Borrower and its Subsidiaries enforceable against them in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by Borrower or any Subsidiary of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon Borrower or any Subsidiary or any provision of the organizational documents (e.g., charter, certificate or articles of incorporation and bylaws, certificate or articles of association and operating agreement, partnership agreement, or other similar organizational documents) of Borrower or any Subsidiary, (b) to the best of Borrower’s knowledge, conflict with, contravene or constitute a default under any material indenture or agreement of or affecting Borrower or any Subsidiary or any of their Property, or (c) result in the creation or imposition of any Lien on any Property of Borrower or any Subsidiary other than the Liens granted in favor of Bank pursuant to the Collateral Documents.

Section 5.4 Use of Proceeds; Margin Stock. Borrower shall use the proceeds of Operating Line Revolving Loans for the purposes described in Section 2.1 above. Neither Borrower nor any Subsidiary is engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock or in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock. Margin stock (as hereinabove defined) constitutes less than 25% of the assets of Borrower and its Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder.

Section 5.5 Financial Reports. The consolidated balance sheet of Borrower and its Subsidiaries as of December 31, 2015, and the related consolidated statements of income, retained earnings and cash flows of Borrower and its Subsidiaries for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the review report of Dixon Hughes Goodman LLP, independent public accountants, and the unaudited interim consolidated balance sheet of Borrower and its Subsidiaries as February 29, 2016, and the related consolidated statements of income of Borrower and its Subsidiaries for the two (2) months then ended, heretofore furnished to Bank, fairly present the consolidated financial condition of Borrower and its Subsidiaries as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis. Neither Borrower nor any Subsidiary has contingent liabilities which are material to it other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 6.5.

Section 5.6 No Material Adverse Change. To the best of Borrower’s knowledge, since February 29, 2016, there has been no change in the condition (financial or otherwise) or business prospects of Borrower or any Subsidiary except those occurring in the ordinary course of business, none of which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

Section 5.7 Full Disclosure. The statements and information furnished to Bank in connection with the negotiation of this Agreement and the other Loan Documents and the commitments by Bank to provide all or part of the financing contemplated hereby do not contain any untrue statements of a material fact or omit a material fact necessary to make the statements contained herein or therein not misleading.

Section 5.8 Trademarks, Franchises, and Licenses. Borrower and its Subsidiaries own, possess, or have the right to use all necessary patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information to conduct their businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright or other proprietary right of any other Person.

Section 5.9 Governmental Authority and Licensing. Borrower and its Subsidiaries have received all licenses, permits, and approvals of all Governmental Authorities, if any, necessary to conduct their businesses, in each case except where the failure to obtain or maintain the same could not reasonably be expected to have a Material Adverse Effect. No investigation or proceeding is pending or, to the knowledge of Borrower, threatened, before or by any Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

Section 5.10 Good Title. Borrower and its Subsidiaries have good and defensible title (or valid leasehold interests) to their assets as reflected on the most recent consolidated balance sheet of Borrower and its Subsidiaries furnished to Bank (except for sales of assets in the ordinary course of business), subject to no Liens other than such thereof as are permitted by Section 7.2. It is acknowledged and agreed by Bank that Borrower and/or a Subsidiary of Borrower may from time to time have possession of assets of third parties under a consignment agreement, which may or may not be covered by Borrower’s or such Subsidiary’s insurance, as applicable, and the interest of Borrower or Subsidiary, as applicable, shall not be one of ownership or leasehold.

Section 5.11 Litigation and Other Controversies. There is no litigation or governmental or arbitration proceeding or labor controversy pending, nor to the knowledge of Borrower threatened, against Borrower or any Subsidiary or any of their Property which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.12 Taxes. All tax returns required to be filed by Borrower or any Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees, and other governmental charges upon Borrower or any Subsidiary or upon any of its Property, income or franchises, which are shown to be due and payable in such returns, have been paid, except such taxes, assessments, fees and governmental charges, if any, as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP have been provided. Borrower does not know of any proposed additional tax assessment against it or its Subsidiaries for which adequate provisions in accordance with GAAP have not been made on their accounts. Adequate provisions in accordance with GAAP for taxes on the books of Borrower and each Subsidiary have been made for all open years, and for its current fiscal period.

Section 5.13 Approvals. No authorization, consent, license or exemption from, or filing or registration with, any court or Governmental Authority, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by Borrower or any Subsidiary of any Loan Document, except for such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect.

Section 5.14 Affiliate Transactions. Neither Borrower nor any Subsidiary is a party to any contracts or agreements with any of its Affiliates on terms and conditions which are less favorable to Borrower or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.

Section 5.15 Investment Company. Neither Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.16 ERISA. Borrower and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. Neither Borrower nor any Subsidiary has any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA.

Section 5.17 Compliance with Laws. To the best of Borrower’s knowledge, Borrower and its Subsidiaries are in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their Property or business operations (including the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), except for any such noncompliance that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse

Effect. Neither Borrower nor any Subsidiary has received notice to the effect that its operations are not in compliance with any of the requirements of applicable federal, state or local environmental, health, and safety statutes and regulations or is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, except where any such noncompliance or remedial action, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.18 OFAC. To the best of Borrower’s knowledge, (a) Borrower is in compliance with the requirements of all OFAC Sanctions Programs applicable to it, (b) each Subsidiary of Borrower is in compliance with the requirements of all OFAC Sanctions Programs applicable to such Subsidiary, (c) Borrower has provided to Bank all information regarding Borrower and its Affiliates and Subsidiaries necessary for Bank to comply with all applicable OFAC Sanctions Programs, and (d) neither Borrower nor any of its Affiliates or Subsidiaries is, as of the date hereof, named on the current OFAC SDN List.

Section 5.19 Other Agreements. Neither Borrower nor any Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting such Person or any of its Property, except for any such default that could not reasonably be expected to have a Material Adverse Effect.

Section 5.20 Solvency. Borrower and its Subsidiaries are solvent, able to pay their debts as they become due, and have sufficient capital to carry on their business and all businesses in which they are about to engage.

Section 5.21 No Default. No Default or Event of Default has occurred and is continuing.

Section 5.22 No Broker Fees. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated hereby; and Borrower hereby agrees to indemnify Bank against, and agree that they will hold Bank harmless from, any claim, demand, or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable attorneys’ fees) arising in connection with any such claim, demand, or liability.

SECTION 6. AFFIRMATIVE COVENANTS.

So long as all or any portion of the Commitment remains outstanding or any Obligations hereunder remain outstanding, Borrower agrees that:

Section 6.1 Maintenance of Business. Borrower shall, and shall cause each Subsidiary to, preserve and maintain its existence, except as otherwise provided in Section 7.4(c). Borrower shall, and shall cause each Subsidiary to, preserve and keep in force and effect all licenses, permits, franchises, approvals, patents, trademarks, trade names, trade styles, copyrights, and other proprietary rights necessary to the proper conduct of its business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.2 Maintenance of Properties. Borrower shall, and shall cause each Subsidiary to, maintain, preserve, and keep its property, plant, and equipment in good repair, working order and condition (ordinary wear and tear excepted), and shall from time to time make all needful and proper repairs, renewals, replacements, additions, and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained, in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.3 Taxes and Assessments. Borrower shall duly pay and discharge, and shall cause each Subsidiary to duly pay and discharge, all taxes, rates, assessments, fees, and governmental charges upon or against it or its Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.

Section 6.4 Insurance. Borrower shall insure and keep insured, and shall cause each Subsidiary to insure and keep insured, with good and responsible insurance companies, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks (including flood insurance with respect to any improvements on real Property consisting of building or parking facilities in an area designated by a governmental body as having special flood hazards), and in such amounts, as are insured by Persons similarly situated and operating like Properties, but in no event at any time in an amount less than the replacement value of the Collateral. Borrower shall also maintain, and shall cause each Subsidiary to maintain, insurance with respect to the business of Borrower and its Subsidiaries, covering commercial general liability, statutory worker’s compensation and occupational disease, statutory structural work act liability, and business interruption and such other risks with good and responsible insurance companies, in such amounts and on such terms as Bank shall reasonably request, but in any event as and to the extent usually insured by Persons similarly situated and conducting similar businesses. Borrower shall in any event maintain insurance on the Collateral to the extent required by the Collateral Documents. All such policies of insurance shall contain satisfactory lender’s loss payable endorsements, naming Bank as a loss payee, assignee or additional insured, as appropriate, as its interest may appear, and showing only such other loss payees, assignees and additional insureds as are satisfactory to Bank. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days’ prior written notice to Bank in the event of cancellation of the policy for any reason whatsoever and a clause specifying that the interest of Bank shall not be impaired or invalidated by any act or neglect of Borrower, any of its Subsidiaries, or the owner of the premises or Property or by the occupation of the premises for purposes more hazardous than are permitted by said policy. Borrower shall deliver to Bank (a) on the date of this Agreement, and at such other times as Bank shall reasonably request, certificates evidencing the maintenance of insurance required hereunder, (b) prior to the termination of any such policies, certificates evidencing the renewal thereof, and (c) promptly following request by Bank, copies of all insurance policies of Borrower and its Subsidiaries. Borrower also agrees to deliver to Bank, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies.

Section 6.5 Financial Reports. Except for purposes of calculating the Operating Line Borrowing Base, Borrower shall, and shall cause each Subsidiary to, maintain a standard system of accounting in accordance with GAAP and shall furnish to Bank and its duly authorized representatives such information respecting the business and financial condition of Borrower and each Subsidiary as Bank may reasonably request; and without any request, shall furnish to Bank:

(a) as soon as available, and in any event no later than twenty (20) days after the last day of each calendar month, an Operating Line Borrowing Base Certificate showing the computation of the Operating Line Borrowing Base in reasonable detail as of the close of business on the last day of such month, prepared by Borrower and certified to by its chief financial officer or another officer of Borrower acceptable to Bank, which shall be accompanied by supporting accounts receivable and accounts payable aging documentation from Borrower in form and substance reasonably acceptable to Bank, dated as of the same date as the Operating Line Borrowing Base Certificate.

(b) [Intentionally Deleted];

(c) as soon as available, and in any event no later than twenty (20) days after the last day of each calendar month, including the calendar month ending on the last day of the fiscal year of Borrower, a copy of balance sheet of Borrower as of the last day of such period and statements of income of Borrower for such period and the fiscal year-to-date period then ended, each in reasonable detail, prepared by Borrower in accordance with GAAP and certified to by its chief financial officer or such other officer acceptable to Bank;

(d) as soon as available, and in any event no later than one hundred twenty (120) days after the last day of each fiscal year of Borrower, a copy of the balance sheet of Borrower as of the close of such period and statements of income, retained earnings, and cash flows of Borrower for such period, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, audited by Dixon Hughes Goodman LLP or another firm of independent public accountants of recognized standing, selected by Borrower and satisfactory to Bank except that for fiscal year ending December 31, 2015,the balance sheet of Borrower and statements of income, retained earnings, and cash flows of Borrower only need to be reviewed by Henkamp Krueger & Co., or another firm of independent public accountants of recognized standing, selected by Borrower and satisfactory to Bank;

(e) [Intentionally Deleted]

(f) prior to the advance of any Loan totaling individually $1,000,000 or more, a written copy of an engine or bulk wholesale purchase invoice to be financed with such Loan;

(g) as soon as available, and in any event no later than one hundred twenty (120) days after the last day of each fiscal year of Borrower, a copy of an appraisal of the raw materials or finished goods of Borrower or its Subsidiaries as of the close of such fiscal year in reasonable detail prepared by a qualified appraiser and in form satisfactory to Bank;

(h) as soon as available, and in any event no later than ninety (90) days after the last day of each fiscal year of Borrower beginning with fiscal year ending December 31, 2017, the Bank shall have performed, at Borrower’s cost, a field exam report as of the close of such fiscal year in reasonable detail and in form satisfactory to Bank;

(i) promptly after receipt thereof, any additional written reports and management letters concerning significant aspects of Borrower’s or any Subsidiary’s operations and financial affairs given to it by its independent public accountants;

(j) promptly after receipt thereof, a copy of each audit made by any regulatory agency of the books and records of Borrower or any Subsidiary or of notice of any material noncompliance with any applicable law, regulation or guideline relating to Borrower or any Subsidiary, or its business;

(k) as soon as available, and in any event no later than thirty (30) days after the filing, a copy of the Federal and State tax returns filed by Joseph G. Kuhn;

(l) as soon as available, and in any event no later than one hundred twenty (120) days of each year, a copy of the personal financial statement for Joseph G. Kuhn in reasonable detail and in form satisfactory to Bank; and

(m) promptly after knowledge thereof shall have come to the attention of any responsible officer of Borrower, written notice of (i) any threatened or pending litigation or governmental or arbitration proceeding or labor controversy against Borrower or any Subsidiary or any of their Property which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or (ii) the occurrence of any Default or Event of Default hereunder.

Section 6.6 Inspection. Upon prior written notice from the Bank, Borrower shall, and shall cause each Subsidiary to, permit Bank and its duly authorized representatives and agents to visit and inspect any of its Property, corporate books, and financial records, to examine and make copies of its books of accounts and other financial records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers, employees and independent public accountants (and by this provision Borrower hereby authorizes such accountants to discuss with Bank the finances and affairs of Borrower and its Subsidiaries) during business hours at such reasonable times and intervals as Bank may designate.

Section 6.7 ERISA. Borrower shall, and shall cause each Subsidiary to, promptly notify Bank of: (a) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, and (c) its intention to terminate or withdraw from any Plan.

Section 6.8 Compliance with Laws.

(a) Borrower shall, and shall cause each Subsidiary to, comply in all respects with the requirements of all federal, state, and local laws, rules, regulations, ordinances and orders applicable to or pertaining to its Property or business operations, except where any such non- compliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property.

(b) Without limiting the agreements set forth in Section 6.8(a) above, Borrower shall, and shall cause each Subsidiary to, at all times, do the following to the extent the failure to do so, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect: (i) comply in all material respects with, and maintain each of the Premises in compliance in all material respects with, all applicable Environmental Laws; (ii) require that each tenant and subtenant, if any, of any of the Premises or any part thereof comply in all material respects with all applicable Environmental Laws; (iii) obtain and maintain in full force and effect all material governmental approvals required by any applicable Environmental Law for operations at each of the Premises; (iv) cure any material violation by it or at any of the Premises of applicable Environmental Laws; (v) not allow the presence or operation at any of the Premises of any (1) landfill or dump or (2) hazardous waste management facility or solid waste disposal facility as defined pursuant to RCRA or any comparable state law; (vi) not manufacture, use, generate, transport, treat, store, release, dispose or handle any Hazardous Material at any of the Premises except in the ordinary course of its business and in de minimis amounts; (vii) within ten (10) Business Days notify Bank in writing of and provide any reasonably requested documents upon learning of any of the following in connection with Borrower or any Subsidiary or any of the Premises: (1) any material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state law; (2) any material Environmental Claim; (3) any material violation of an Environmental Law or material Release, threatened Release or disposal of a Hazardous Material; (4) any restriction on the ownership, occupancy, use or transferability arising pursuant to any (x) Release, threatened Release or disposal of a Hazardous Material or (y) Environmental Law; or (5) any environmental, natural resource, health or safety condition, which could reasonably be expected to have a Material Adverse Effect; (viii) conduct at its expense any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any material Release, threatened Release or disposal of a Hazardous Material as required by any applicable Environmental Law, (ix) abide by and observe any restrictions on the use of the Premises imposed by any Governmental Authority as set forth in a deed or other instrument affecting Borrower’s or any Subsidiary’s interest therein; (x) promptly provide or otherwise make available to Bank any reasonably requested environmental record concerning the Premises which Borrower or any Subsidiary possesses or can reasonably obtain; and (xi) perform, satisfy, and implement any operation or maintenance actions required by any Governmental Authority or Environmental Law, or included in any no further action letter or covenant not to sue issued by any Governmental Authority under any Environmental Law.

Section 6.9 Compliance with OFAC Sanctions Programs.

(a) Borrower shall at all times comply with the requirements of all OFAC Sanctions Programs applicable to Borrower and shall cause each of its Subsidiaries to comply with the requirements of all OFAC Sanctions Programs applicable to such Subsidiary.

(b) Borrower shall provide Bank any information regarding Borrower, its Affiliates, and its Subsidiaries necessary for Bank to comply with all applicable OFAC Sanctions Programs; subject however, in the case of Affiliates, to Borrower’s ability to provide information applicable to them.

(c) If Borrower obtains actual knowledge or receives any written notice that Borrower, any Affiliate or any Subsidiary is named on the then current OFAC SDN List (such occurrence, an “OFAC Event”), Borrower shall promptly (i) give written notice to Bank of such OFAC Event, and (ii) comply with all applicable laws with respect to such OFAC Event (regardless of whether the party included on the OFAC SDN List is located within the jurisdiction of the United States of America), including the OFAC Sanctions Programs, and Borrower hereby authorizes and consents to Bank taking any and all steps Bank deems necessary, in its sole discretion, to avoid violation of all applicable laws with respect to any such OFAC Event, including the requirements of the OFAC Sanctions Programs (including the freezing and/or blocking of assets and reporting such action to OFAC).

Section 6.10 Formation of Subsidiaries. Promptly upon the formation or acquisition of any Subsidiary which is not a Foreign Subsidiary, Borrower shall provide Bank notice thereof and timely comply with the requirements of Section 6.12 (at which time Schedule 5.2 shall be deemed amended to include reference to such Subsidiary). Except for Foreign Subsidiaries existing on the Closing Date and identified on Schedule 5.2, Borrower shall not, nor shall it permit any Subsidiary to, form or acquire any Foreign Subsidiary without the Bank’s prior written consent, which consent may be withheld by Bank, in Bank’s sole discretion.

Section 6.11 [Intentionally Deleted]

Section 6.12 Guaranties and Collateral.

(a) Guaranties. The payment and performance of the Obligations shall at all times be guaranteed by Joseph G. Kuhn, and Air T, Inc. and by each direct and indirect Subsidiary of Borrower pursuant to one or more guaranty agreements in form and substance acceptable to Bank (as the same may be amended, restated, supplemented, or otherwise modified from time to time) individually a “Guaranty” and collectively the “Guaranties” and Joseph G. Kuhn, Air T, Inc. and each such Subsidiary executing and delivering a Guaranty being referred to herein as a “Guarantor” and collectively the “Guarantors”.

(b) Collateral. (i) The Obligations shall be secured by valid, perfected, and enforceable Liens on all right, title, and interest of Borrower and each Subsidiary in all of their accounts, chattel paper, instruments, documents, general intangibles, letter of credit rights, supporting obligations, deposit accounts, investment property, inventory, equipment, fixtures, commercial tort claims, real estate and certain other Property, whether now owned or hereafter acquired or arising, and all proceeds thereof (collectively, the “Assets”) in the case of Assets located in the United States, and (ii) in the case of Assets located in another Approved Country, the parties hereto shall enter or shall have entered into a Foreign Security Agreement. Without limiting the foregoing, Bank shall receive a collateral assignment of all insurance maintained by the Borrower or any of its Subsidiaries at any time insuring the payment of receivables owed to the Borrower or any of its Subsidiaries. Borrower acknowledges and agrees that (i) the Liens on the Collateral located within the United States shall be valid and perfected first priority Liens, in each case pursuant to one or more Collateral Documents from such Persons, each in form and substance satisfactory to Bank and (ii) in the case of Collateral located in another Approved Country, the parties hereto shall enter into a Foreign Security Agreement; provided, however, that in the case of Assets not located in an Approved Country, the Borrower shall not be required to enter into or provide any Collateral Documents other than the Security Agreement.

(c) Liens on Real Property. In the event that Borrower or any Subsidiary owns or hereafter acquires any real property, Borrower shall, or shall cause such Subsidiary to, execute and deliver to Bank a mortgage or deed of trust acceptable in form and substance to Bank for the purpose of granting to Bank (or a security trustee therefor) a Lien on such real property to secure the Obligations, shall pay all taxes, costs, and expenses incurred by Bank in recording such mortgage or deed of trust, and shall supply to Bank at Borrower’s cost and expense a survey, environmental report, hazard insurance policy, appraisal report, and a mortgagee’s policy of title insurance from a title insurer acceptable to Bank insuring the validity of such mortgage or deed of trust and its status as a first Lien (subject to Liens expressly permitted by this Agreement) on the real property encumbered thereby and such other instrument, documents, certificates, and opinions reasonably required by Bank in connection therewith.

(d) Further Assurances. Borrower agrees that it shall, and shall cause each Subsidiary to, from time to time at the request of Bank, execute and deliver such documents and do such acts and things as Bank may reasonably request in order to provide for or perfect or protect Bank’s Liens on the Collateral.

Section 6.13 Banking Relationship. Borrower will and will cause each Subsidiary to establish and maintain its primary banking depository and disbursement relationship with the Bank, including establishing and maintaining operating, administrative, cash management, collection activity, payroll and disbursement accounts for the conduct of its business.

Section 6.14 Regular Review. The Borrower agrees to furnish such information respecting the business, assets and financial condition of the Borrower as Lender may reasonably request from time to time. The Borrower shall furnish such information as soon as possible, but in any event within thirty (30) days after the request. Based upon this information, Lender will conduct a regular review of your loan. The Borrower and Guarantor(s) agree that the Lender in its discretion may obtain a credit bureau report on the Borrower and Guarantor(s) in order to evaluate the Borrower and Guarantor’s creditworthiness and ability to meet its obligations under the loan, and subsequently for any future purposes in connection with existing or contemplated extensions of credit to the Borrower, to the Guarantor(s) or to any other entity in which the Guarantor(s) is or is expected to be guarantor, owner, director, manager or officer. The Borrower also agrees that the Lender may exchange information about the Borrower and Guarantor(s) and their obligations under this Note with Borrower’s references, other businesses (including affiliates of the Lender), or any Guarantor(s), and credit reporting agencies and may confirm any information provided by the Borrower.

Section 6.15 Sharing and Use of Information within the BMO Harris Family of Companies. Lender may share within the BMO Harris Family of Companies information about Borrower and Guarantor(s) transactions or experiences with Lender, information Borrower and Guarantor(s) supply on Borrower and Guarantor(s) account applications, and information Lender receives from third parties. If Borrower and/or Guarantor(s) is an individual, Borrower and Guarantor(s) have the right to instruct Lender not to share among Lender banks and affiliated financial service companies certain information (other than information about Lender transactions and experiences with Borrower and Guarantor(s)) from Borrower and Guarantor(s) account applications or information Lender receive from third parties. Borrower and

Guarantor(s) may limit Lender from using personal information received from Lender’s affiliates within the BMO Harris Family of Companies, such as Lender banks, brokerage, insurance or investment advisory affiliates, to market Lender products or services to Borrower and Guarantor(s). This information includes Borrower and Guarantor(s) income, Borrower and Guarantor(s) account history and Borrower and Guarantor(s) credit score. To inform Lender that Borrower and/or Guarantor(s) do not want Lender to share certain information about Borrower and Guarantor(s) or to limit marketing offers, please contact Lender at 1-888-654-0063, or visit any BMO Harris Bank location. Borrower and Guarantor(s) choices will apply to everyone at the same address in Lender’s records. The BMO Harris Family of Companies means BMO Harris Bank and all other companies affiliated with the Lender by common ownership or control.

SECTION 7. NEGATIVE COVENANTS.

So long as all or any portion of the Commitments remains outstanding or any Obligations hereunder remain outstanding, Borrower agrees that:

Section 7.1 Borrowings and Guaranties. Borrower shall not, nor shall it permit any Subsidiary to, issue, incur, assume, create or have outstanding any Indebtedness for Borrowed Money, or incur liabilities for interest rate, currency, or commodity cap, collar, swap, or similar hedging arrangements, or be or become liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person; provided that the foregoing shall not restrict nor operate to prevent:

(a) the Obligations of Borrower and its Subsidiaries owing to Bank under the Loan Documents and other indebtedness and obligations of such Persons owing to Bank;

(b) [Intentionally Deleted]

(c) endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

(d) subject to Bank’s prior written approval, which shall not be unreasonably withheld, assumption of leases for aircrafts and/or aircraft airframes, engines, airframe parts and/or engine parts, aircraft engine leases by Borrower and/or any Subsidiary in the ordinary course of business;

(e) subject to Bank’s prior written approval, which shall not be unreasonably withheld, Borrower or any Subsidiary of Borrower entering into consignment agreements with third parties which involve possession of assets of third parties, which may or may not be covered by Borrower’s or a Subsidiary’s insurance, as applicable;

(f) Indebtedness and/or other liabilities of Borrower or any Subsidiary for an automobile to be used by Joseph Kuhn that does not exceed $60,000 in the aggregate in any given calendar year; and

(g) Indebtedness from time to time owing by any Subsidiary to Borrower in the ordinary course of business to finance working capital needs.

Section 7.2 Liens. Borrower shall not, nor shall it permit any Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by any such Person; provided that the foregoing shall not apply to nor operate to prevent:

(a) Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA), good faith cash deposits in connection with tenders, contracts or leases to which Borrower or any Subsidiary is a party or other cash deposits required to be made in the ordinary course of business; provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;

(b) mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

(c) judgment liens and judicial attachment liens not constituting an Event of Default under Section 8.1(g) and the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding;

(d) Liens on equipment of Borrower or any Subsidiary created solely for the purpose of securing indebtedness permitted by Section 7.1(b), representing or incurred to finance the purchase price of such Property; provided that no such Lien shall extend to or cover other Property of Borrower or such Subsidiary other than the respective Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the purchase price of such Property, as reduced by repayments of principal thereon;

(e) any interest or title of a lessor under any operating lease or lease described under Section 2.1;

(f) easements, rights of way, restrictions, and other similar encumbrances against real property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of Borrower or any Subsidiary; and

(g) Liens granted in favor of Bank pursuant to the Collateral Documents.

Section 7.3 Investments, Acquisitions, Loans and Advances. Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to (other than for travel advances and other similar cash advances made to employees in the ordinary course of business), any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof other than the assets or business of a Subsidiary of Borrower subject to the Bank’s prior written approval, which shall not be unreasonably withheld; provided that the foregoing shall not apply to nor operate to prevent:

(a) investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof;

(b) investments in commercial paper rated at least P-1 by Moody’s and at least A-1 by S&P maturing within one year of the date of issuance thereof;

(c) investments in certificates of deposit issued by Bank or by any United States commercial bank having capital and surplus of not less than $100,000,000 which have a maturity of one year or less;

(d) investments in repurchase obligations with a term of not more than 7 days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in subsection (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System;

(e) investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections (a), (b), (c), and (d) above;

(f) Borrower’s investment existing on the date of this Agreement in its Subsidiaries or Borrower’s investments from time to time in its Subsidiaries, and investments made from time to time by a Subsidiary in one or more of its Subsidiaries;

(g) intercompany advances made from time to time from Borrower to any one or more Subsidiaries in the ordinary course of business to finance working capital needs;

(h) subject to the Bank’s prior written approval, which shall not be unreasonably withheld, assumption of leases for aircrafts and/or aircraft airframes, engines, airframe parts and/or engine parts, aircraft engine leases in the ordinary course of business;

(i) subject to the Bank’s prior written approval, which shall not be unreasonably withheld, entering into consignment agreements with third parties which involve possession of assets of third parties, which may or may not be covered by Borrower’s or a Subsidiary’s insurance, as applicable; and

(j) other investments, loans, and advances in addition to those otherwise permitted by this Section in an amount not to exceed One Hundred Thousand Dollars ($100,000.00) in the aggregate at any one time outstanding.

In determining the amount of investments, acquisitions, loans, and advances permitted under this Section, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), and loans and advances shall be taken at the principal amount thereof then remaining unpaid.

Section 7.4 Mergers, Consolidations and Sales. Borrower shall not, nor shall it permit any Subsidiary to, be a party to any merger or consolidation, or sell, transfer, lease or otherwise dispose of all or any part of its Property, including any disposition of Property as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided that this Section shall not apply to nor operate to prevent:

(a) the sale or lease of inventory in the ordinary course of business;

(b) the sale, transfer, lease or other disposition of Property of Borrower and its Subsidiaries to one another in the ordinary course of its business;

(c) the merger of any Subsidiary with and into Borrower or any other Subsidiary; provided that, in the case of any merger involving Borrower, Borrower is the corporation surviving the merger;

(d) the sale, transfer or other disposition of any tangible personal property that, in the reasonable business judgment of Borrower or its Subsidiary, has become obsolete or worn out, and which is disposed of in the ordinary course of business; and

(e) the sale, transfer, lease or other disposition of Property of Borrower or any Subsidiary (including any disposition of Property as part of a sale and leaseback transaction), but not including the sale or lease of Inventory in the ordinary course of Borrower’s business, aggregating for Borrower and its Subsidiaries not more than One Hundred Thousand Dollars ($100,000.00) during any fiscal year of Borrower.

Section 7.5 Maintenance of Subsidiaries Borrower shall not assign, sell or transfer, nor shall it permit any Subsidiary to issue, assign, sell or transfer, any shares of capital stock or other equity interests of a Subsidiary; provided that the foregoing shall not operate to prevent (a) Liens on the capital stock or other equity interests of Subsidiaries granted to Bank pursuant to the Collateral Documents, (b) the issuance, sale, and transfer to any person of any shares of capital stock of a Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Subsidiary, (c) Borrower from assigning, selling or transferring, or any Subsidiary from issuing, assigning, selling or transferring 49% or less of the outstanding shares of capital stock or other equity interests of a Subsidiary conditioned upon prior written approval from the Bank, which approval shall not be unreasonably withheld, and (d) any transaction permitted by Section 7.4(c) above.

Section 7.6 [Intentionally Deleted]

Section 7.7 Burdensome Contracts With Affiliates. Borrower shall not, nor shall it permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates (other than with Wholly-owned Subsidiaries) on terms and conditions which are less favorable to Borrower or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.

Section 7.8 No Changes in Fiscal Year. The fiscal year of Borrower and its Subsidiaries ends on December 31 of each year; and Borrower shall not, nor shall it permit any Subsidiary to, change its fiscal year from its present basis.

Section 7.9 Change in the Nature of Business. Borrower shall not, nor shall it permit any Subsidiary to, engage in any business or activity if as a result the general nature of the business of Borrower or any Subsidiary would be changed in any material respect from the general nature of the business engaged in by it as of the Closing Date; provided, however, that this Section 7.9 shall not prevent Borrower or any Subsidiary, subject to the Bank’s prior written approval, from assuming leases for aircrafts and/or aircraft airframes, engines, airframe parts and/or engine parts if such assumption is for the purpose of helping the Borrower or its Subsidiary to gain access to aircraft engines or engine parts for its general business, or from forming one or new Subsidiaries or entering into joint ventures to facilitate the assumption of such leases, or any other business or activity identified in Section 2.1 hereof.

Section 7.10 No Restrictions. Except pursuant to this Agreement and the other Loan Documents, Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of Borrower or any Subsidiary to: (a) pay dividends or make any other distribution on any Subsidiary’s capital stock or other equity interests owned by Borrower or any other Subsidiary, (b) pay any indebtedness owed to Borrower or any other Subsidiary, (c) make loans or advances to Borrower or any other Subsidiary, (d) transfer any of its Property to Borrower or any other Subsidiary, or (e) guarantee the Obligations and/or grant Liens on its assets to Bank as required by the Loan Documents.

Section 7.11 Subordinated Debt. Borrower shall not, nor shall it permit any Subsidiary to, (a) amend or modify any of the terms or conditions relating to Subordinated Debt, (b) make any voluntary prepayment of Subordinated Debt or effect any voluntary redemption thereof, or (c) make any payment on account of Subordinated Debt which is prohibited under the terms of any instrument or agreement subordinating the same to the Obligations. Notwithstanding the foregoing, Borrower may agree to a decrease in the interest rate applicable thereto or to a deferral of repayment of any of the principal of or interest on the Subordinated Debt beyond the current due dates therefor.

Section 7.12 Financial Covenants.

(a) Debt Service Coverage Ratio. As of the last day of each fiscal quarter of Borrower, commencing September 30, 2016 and on last day of each subsequent fiscal quarter of Borrower, Borrower and its Subsidiaries shall have a Debt Service Coverage Ratio for the four (4) fiscal quarters then ended, of not less than 1.75:1.00.

(b) Maximum Leverage Ratio. As of the last day of each fiscal quarter of Borrower, commencing September 30, 2016 and on last day of each subsequent fiscal quarter of Borrower, Borrower shall not permit the Maximum Leverage Ratio to exceed 2.50:1.00.

For purposes of 7.12(a) and (b), the first four (4) quarters then ended shall include the financial performance of Contrail Aviation, Inc., until such time as Borrower has operated for a full four (4) quarters.

(c) [Intentionally Deleted]

(d) Operating Leases. Other than the lease(s) and other arrangements disclosed in Schedule 7.12(d), and subject to Section 7.1(d), Borrower shall not, nor shall it permit any Subsidiary to, acquire the use or possession of any Property under a lease or similar arrangement, whether or not Borrower or any Subsidiary has the express or implied right to acquire title to or purchase such Property, at any time if, after giving effect thereto, the aggregate amount of fixed rentals and other consideration payable by Borrower and its Subsidiaries under all such leases and similar arrangements would exceed Ten Thousand Dollars ($10,000.00) during any fiscal year of Borrower. Capital Leases shall not be included in computing compliance with this Section to the extent Borrower’s and its Subsidiaries’ liability in respect of the same is permitted by Section 7.1(b).

Section 7.13 ASA Certification. The Borrower shall at all times remain in material compliance with all of the terms and conditions of its certification from the Aviation Suppliers Association.

Section 7.14 Net Orderly Liquidation Value of Eligible Inventory. The net orderly liquidation value of the Borrower’s Eligible Inventory as shown on the most recent inventory appraisal provided to the Bank shall not be less than 87.5% of such Eligible Inventory’s aggregate book value.

SECTION 8. EVENTS OF DEFAULT AND REMEDIES.

Section 8.1 Events of Default.

Any one or more of the following shall constitute an “Event of Default” hereunder:

(a) default in the payment when due of all or any part of any Obligation payable by Borrower hereunder or under any other Loan Document that is not a Foreign Security Agreement (whether at the stated maturity thereof or at any other time provided for in this Agreement), or default shall occur in the payment when due of any other indebtedness or obligation, other than indebtedness or an obligation arising under a Foreign Security Agreement, (whether direct, contingent or otherwise) of Borrower owing to Bank;

(b) default in the observance or performance of any covenant set forth in Sections 6.1, 6.4, 6.5, 6.6, 6.11, or 7 or of any provision in any Loan Document that is not a Foreign Security Agreement dealing with the use, disposition or remittance of the proceeds of Collateral or requiring the maintenance of insurance thereon;

(c) default in the observance or performance of any other provision hereof or of any other Loan Document that is not a Foreign Security Agreement;

(d) any representation or warranty made herein or in any other Loan Document that is not a Foreign Security Agreement or in any certificate furnished to Bank pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue in any respect (or in any material respect if such representation, warranty, certification or statement is not by its terms already qualified as to materiality) as of the date of the issuance or making or deemed making thereof;

(e) any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of the other Loan Documents (other than any of the Foreign Security Agreements), or any of the Loan Documents (other than a Foreign Security Agreement) shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or any of the Collateral Documents relating to Collateral located within the United States shall for any reason fail to create a valid and perfected first priority Lien in favor of Bank, or in the case of the Kuhn Mortgage, a valid and perfected junior Lien in favor of Bank, in any Collateral purported to be covered thereby except as expressly permitted by the terms thereof, or any Subsidiary takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder;

(f) default shall occur under any Indebtedness for Borrowed Money issued, assumed or guaranteed by Borrower or any Subsidiary aggregating in excess of One Hundred Thousand Dollars ($100,000.00), or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated), or any such Indebtedness for Borrowed Money shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise), provided that the default has not occurred under a Foreign Security Agreement;

(g) any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against Borrower or any Subsidiary, or against any of its Property, in an aggregate amount in excess of One Hundred Thousand Dollars ($100,000.00) (except to the extent fully covered by insurance as to which the insurer has been notified of such judgment and has not denied coverage), and which remains undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days, provided that the judgment(s), writ(s), warrant(s) of attachment or process(es) do not arise out of and are not related to any Foreign Security Agreement;

(h) Borrower or any Subsidiary, or any member of its Controlled Group, shall fail to pay when due an amount or amounts aggregating in excess of One Hundred Thousand Dollars ($100,000.00) which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of One Hundred Thousand Dollars ($100,000.00) (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by Borrower or any Subsidiary, or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against Borrower or any Subsidiary, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within thirty (30) days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

(i) any Change of Control shall occur;

(j) Borrower or any Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) admit in writing its inability to pay its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 8.1(k);

(k) a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for Borrower or any Subsidiary, or any substantial part of any of its Property, or a proceeding described in Section 8.1(j)(v) shall be instituted against Borrower or any Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) days;

(l) Joseph G. Kuhn no longer being employed by or otherwise serving as President of Borrower for whatever reason.

Section 8.2 Non Bankruptcy Defaults. When any Event of Default (other than those described in Section 8.1(j) or (k) with respect to Borrower) has occurred and is continuing, Bank may, by written notice to Borrower: (a) terminate the remaining Commitment and all other obligations of Bank hereunder on the date stated in such notice (which may be the date thereof); and (b) declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; provided, however, that (x) should Borrower fail to pay any monies when due under the Loan Documents, such failure shall not constitute an “Event of Default” under the Loan

Documents or permit Lender to exercise remedies under any Loan Document unless Borrower has not fully cured such failure by the fifth (5th) day after delivery of written notice by Lender to Borrower and (y) should an event that relates to a non-monetary default occur, such event shall not constitute an Event of Default or permit Lender to exercise remedies under any Loan Document unless the Borrower has not fully cured such default by the fifteenth (15th) day after delivery of written notice by Lender to Borrower.

Section 8.3 Bankruptcy Defaults. When any Event of Default described in Section 8.1(j) or (k) with respect to Borrower has occurred and is continuing, then all outstanding Loans together with all other amounts payable under the Loan Documents shall immediately become due and payable without presentment, demand, protest or notice of any kind, the obligation of Bank to extend further credit pursuant to any of the terms hereof shall immediately.

SECTION 9. MISCELLANEOUS.

Section 9.1 Non-Enforcement of Foreign Security Agreement. Notwithstanding anything in any Foreign Security Agreement, this Credit Agreement or any other Loan Document, the Bank shall not enforce any term or condition of any Foreign Security Agreement, including any of its rights or remedies thereunder, unless and until an Event of Default has occurred under this Credit Agreement, and the Bank agrees that a default, an event of default, or non-performance of the Borrower under any Foreign Security Agreement shall not constitute an Event of Default under this Credit Agreement or any other Loan Document.

Section 9.2 No Waiver, Cumulative Remedies. No delay or failure on the part of Bank in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of Bank are cumulative to, and not exclusive of, any rights or remedies which Bank would otherwise have.

Section 9.3 Non-Business Days. If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

Section 9.4 Survival of Representations. All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

Section 9.5 Survival of Indemnity and Certain Other Provisions. All indemnity provisions and other provisions relative to reimbursement to Bank of amounts sufficient to protect the yield of Bank with respect to the Loans, including, but not limited to, Sections 3.3, 3.6, and 9.10, shall survive the payment and satisfaction of all Obligations and the termination of this Agreement and the other Loan Documents, and shall remain in force beyond the expiration of any applicable statute of limitations and payment or satisfaction in full of any single claim thereunder. All such indemnity and other provisions shall be binding upon the successors and assigns of Borrower and shall inure to the benefit of each applicable Indemnitee and its successors and assigns.

Section 9.6 Notices. Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing (including notice by telecopy) and shall be given to the relevant party at its address set forth below, or such other address as such party may hereafter specify by notice to the other given by courier, by United States certified or registered mail, by telecommunication device capable of creating a written record of such notice and its receipt. Notices under the Loan Documents shall be addressed:

to Borrower: Contrail Aviation Support, LLC 435 Investment Court Verona, WI 53593-8788 Attention: Joseph G. Kuhn Telephone: 608-848-8100	to Bank: BMO Harris Bank N.A. One West Main Street Madison, Wisconsin 53703 Attention: Thomas Olson Jr. Telephone: : 608-283-5708

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, 5 days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section; provided that any notice given pursuant to Section 2 shall be effective only upon receipt.

Section 9.7 Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties hereto on separate counterpart signature pages, each of which shall constitute an original, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

Section 9.8 Successors and Assigns. This Agreement shall be binding upon Borrower and its successors and assigns, and shall inure to the benefit of Bank and its successors and assigns, including any subsequent holder of any of the Obligations. Borrower may not assign any of its rights or obligations under any Loan Document without the written consent of Bank.

Section 9.9 Amendments, etc. No amendment, modification, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower and Bank. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

Section 9.10 Headings. Article and Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 9.11 Costs and Expenses; Indemnification.

(a) Borrower agrees to pay all costs and expenses of Bank in connection with the preparation, negotiation, execution, delivery, and administration of the Loan Documents, including the reasonable fees and disbursements of counsel to Bank, in connection with the preparation and execution of the Loan Documents and in connection with the transactions contemplated hereby or thereby, and any amendment, waiver or consent related thereto, whether or not the transactions contemplated herein are consummated, together with any fees and charges suffered or incurred by Bank in connection with periodic environmental audits, fixed asset appraisals, title insurance policies, collateral filing fees and lien searches. Borrower agrees to pay to Bank all costs and expenses incurred or paid by Bank, including reasonable attorneys’ fees and disbursements and court costs, in connection with any Default or Event of Default hereunder or in connection with the enforcement of any of the Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving Borrower or any Subsidiary as a debtor thereunder). Borrower further agrees to indemnify Bank, and any security trustee therefor, their respective Affiliates, and each of their respective directors, officers, employees, agents, advisors, and consultants (each such Person being called an “Bank Indemnitee”) against all losses, claims, damages, penalties, judgments, liabilities and expenses (including all reasonable fees and disbursements of counsel for any such Bank Indemnitee and all reasonable expenses of litigation or preparation therefor, whether or not the Bank Indemnitee is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification or arising from Bank taking any action which constitutes a breach of Section 9.1 hereof. Borrower, upon demand by Bank at any time, shall reimburse Bank for any legal or other expenses (including all reasonable fees and disbursements of counsel for any such Bank Indemnitee) incurred in connection with investigating or defending against any of the foregoing (including any settlement costs relating to the foregoing) except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified. To the extent permitted by applicable law, Borrower shall not assert or cause any Subsidiary to assert, and hereby waives, any claim against any Bank Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or the other Loan Documents or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.

(b) Borrower unconditionally agrees to forever indemnify, defend and hold harmless, and covenants not to sue for any claim for contribution against, each Bank Indemnitee for any damages, costs, loss or expense, including, response, remedial or removal costs and all fees and disbursements of counsel for any such Bank Indemnitee, arising out of any of the following: (i) any presence, release, threatened release or disposal of any hazardous or toxic substance or petroleum by Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), (ii) the operation or violation of any Environmental Law, whether federal, state, or local, and any regulations promulgated thereunder, by Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), (iii) any claim for personal injury or property damage in connection with Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), and (iv) the inaccuracy or breach of any environmental representation, warranty or covenant by Borrower or any Subsidiary made herein or in any other Loan Document evidencing or securing any Obligations or setting forth terms and conditions applicable thereto or otherwise relating thereto, except for damages arising from the willful misconduct or gross negligence of the relevant Bank Indemnitee.

Notwithstanding anything else in this Credit Agreement, Bank agrees to indemnify Borrower, and its Affiliates, and each of their respective directors, officers, employees, agents, advisors, and consultants (each such Person being called a “Borrower Indemnitee”) against all losses, claims, damages, penalties, judgments, liabilities and expenses (including all reasonable fees and disbursements of counsel for any such Borrower Indemnitee and all reasonable expenses of litigation or preparation therefor, whether or not the Borrower Indemnitee is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may be required to pay or incur arising out of or relating to any Foreign Security Agreement or any of the transactions contemplated thereby unless an Event of Default has occurred and is occurring under this Credit Agreement. In addition, Bank, upon demand by Borrower at any time, shall reimburse Borrower for any legal or other expenses (including all reasonable fees and disbursements of counsel for any such Borrower Indemnitee) incurred in connection with investigating or defending against any of the foregoing (including any settlement costs relating to the foregoing). Bank shall not assert, and hereby waives, any claim against any Borrower Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Foreign Security Agreement or any agreement or instrument contemplated thereby or the transactions contemplated thereby.

Section 9.12 Set off. In addition to any rights now or hereafter granted under the Loan Documents or applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, Bank and each of its affiliates is hereby authorized by Borrower at any time or from time to time, without notice to Borrower, or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, and in whatever currency denominated, but not including trust accounts) and any other indebtedness at any time held or owing by Bank or that affiliate, to or for the credit or the account of Borrower, whether or not matured, against and on account of the Obligations of Borrower to Bank under the Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Loan Documents, irrespective of whether or not (a) Bank shall have made any demand hereunder or (b) the principal of or the interest on the Loans and other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

Section 9.13 Entire Agreement. The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.

Section 9.14 Governing Law. This Agreement and the other Loan Documents (except as otherwise specified therein), and any claim, controversy, dispute or cause of action (whether in contract, tort or otherwise) based upon, arising out of or relating to this Agreement or any Loan Document, and the rights and duties of the parties hereto, shall be governed by and construed and determined in accordance with the internal laws of the State of Wisconsin.

Section 9.15 Severability of Provisions. Any provision of any Loan Document that is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.

Section 9.16 Construction. The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents. The provisions of this Agreement relating to Subsidiaries shall only apply during such times as Borrower has one or more Subsidiaries. Nothing contained herein shall be deemed or construed to permit any act or omission which is prohibited by the terms of any Collateral Document, the covenants and agreements contained herein being in addition to and not in substitution for the covenants and agreements contained in the Collateral Documents.

Section 9.17 Submission to Jurisdiction; Waiver of Venue; Service of Process.

(a) BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF WISCONSIN SITTING IN DANE COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE WESTERN DISTRICT OF WISCONSIN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND

EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION.

(b) BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (a) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.5. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 9.18 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.19 USA Patriot Act. Bank hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107 56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify, and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Bank to identify Borrower in accordance with the Act.

Section 9.20 Time is of the Essence. Time is of the essence of this Agreement and each of the other Loan Documents.

This Credit Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

[Signature Pages to Follow]

“Borrower”

CONTRAIL AVIATION SUPPORT, LLC

By:	/s/ Joseph G. Kuhn
Name:	Joseph G. Kuhn
Title:	President

[Bank’s signature on next page]

“Bank”

BMO HARRIS BANK N.A.

By:	/s/ Thomas Olson Jr.
Name:	Thomas Olson Jr.
Title:	Vice President

[Bank’s signature page to Credit Agreement of Contrail Aviation Support, LLC]

Exhibit A

[NEEDS REVISION]

OPERATING LINE BORROWING BASE CERTIFICATE

Contrail Aviation Support, Inc.

$12,000,000 Line of Credit

To: BMO Harris Bank, N.A.

For month ending                      (Please send to bank within 15 days of the month-end).

Pursuant to the Credit Agreement between BMO Harris Bank, N.A. and the undersigned dated             , 2016, which defines the terms used herein, the undersigned certifies that:

1A.	Total Accounts Receivable as of :	$0.00
2A.	Ineligible Accounts Receivable (attach ineligible listing)	$0.00
3A.	Net Eligible Accounts Receivable (Line 1A less Line 2A)	$0.00
4.	Eligible Inventory	$0.00
5.	Ineligible Inventory	$0.00
6.	Net Eligible Inventory (Line 4 less Line 5)	$0.00
7A.	Multiply Line 3A x 80%	$0.00
7B.	Multiply Line 3B x 75%	$0.00
7C.	Multiply Line 6 x 75% (Max $5MM or 70% of the Total Borrowing Base Certificate)	$0.00
8.	Net Collateral Value (Sum of Line 7A, 7B, & 7C)	$0.00
9.	Amount owed BMO Harris Bank, N.A. under the $12,000,000 line of credit	$0.00
10.	Availability (Line 8 less Line 9 - not greater than $12,000,000:	$0.00

The undersigned represents and warrants that the foregoing is true, complete and correct, and that the information reflected in this Collateral Schedule complies with the representations and warranties set forth in the Security Agreement and in the Credit Agreement between the undersigned and BMO Harris Bank N.A. dated             , 2016.

The undersigned [     is] [     is not] in compliance under the Credit Agreement

Contrail Aviation Support, Inc.

By:

Date:

Please send this report to:	BMO Harris Bank, N. A.
Tom Olson
One West Main St.,
Madison, WI 53703 thomas.olson@bmo.com/608-283-5799 fax

Please include updated Accounts Receivable and Payable aging as of the same date.

	Ineligible Listing
A:)	Over 90 days from invoice date (60-90 and 90+ columns)	0.00	From A/R schedule end of month

B.)	Cross aging (current A/R balances from companies having 20% or more over 90 days from invoice date	0.00	Formula

C.)	Concentration accounts-exclude the amount from any one client over 35% of total A/R-exclude only the amount over the 35% threshold	0.00	Enter Number from bottom of AR Aging if over 35%

D.)	U.S. Government A/R	0.00	Enter a number - Usually zero

E.)	Foreign A/R	0.00	Enter a number - Usually zero

F.)	Affiliated A/R (A/R from companies related to borrowing entity)	0.00	Enter a number - Usually zero

G.)	Contra accounts (A/R with corresponding A/P balances - the amount here should be the Lessor of the A/R or A/P balance) Lessor of AR or deposit balance	0.00	Enter a number - Usually zero

H.)	Credits over 90 days old (any negative amounts in the 60-90 and 90+ columns)	0.00	Formula

	Reserve	0.00
	Total - put total on Line 2 of Borrowing Base Certificate	0.00

Crossing Aging - Companies over 20% over 90 days from Invoice Date

0.00

0.00	formula

Contra Accounts

Accounts Payable Contra Accounts
0.00
Accounts Receivable Deposits - Lesser of Deposit or AR outstanding
0.00
Credits over 90 Days Old
0.00

0.00

Contrail Aviation Support Receivables

AS OF 07/31/2015

Current	1-30	31 - 60	61-90	> 90	TOTAL	Total Past Due	Past Due as a % of Total

0.00

35% Threshold: Exclude amount over this amount for any client that exceeds this		$
Clients Over this Amount:	Client Total
Client name
Amount Exceeding 35% threshold	$0.00
Clients with > 20% > 90 days past due	$0.00

Contrail Aviation PAYABLES

As of 07/31/2015

Vendor	Current	1 – 30	31-60	61-90	> 90	TOTAL
						0.00
						0.00
						0.00
						0.00
						0.00
						0.00
						0.00
						0.00
						0.00
						0.00
						0.00
						0.00
						0.00
						0.00
						0.00
						0.00
						0.00
						0.00
						0.00
						0.00
						0.00
						0.00
						0.00
						0.00
TOTAL		0.00	0.00	0.00	0.00	0.00

Schedule I

to Compliance Certificate

CONTRAIL AVIATION SUPPORT, LLC

Compliance Calculations

for Credit Agreement dated as of July 18, 2016

Calculations as of             ,

A. Debt Service Coverage Ratio (Section 7.12(a))
A1. EBITDA – TTM A2. LESS Distributions/Dividends – (y)	$

A3. Total
A4. Debt Service Coverage Ratio – TTM (Interest Expense TTM)
A5. Ratio of Line A3 to A4		:1.0
A6. Line A5 ratio must not exceed		1.75:1.0
A7. Borrower is in compliance (circle yes or no)		yes/no
B. Maximum Leverage Ration (Section 7.12(b))
1. Total Liabilities	$

2. Tangible Net Worth	$

3. Ratio of Line B1 to B2		:1.0
4. Line B3 ratio must not exceed		2.50:1.00
Borrower is in compliance (circle yes or no)		yes/no

Schedule 5.2

Subsidiaries

Name	Jurisdiction Of Organization	Percentage Ownership	Owner
N/A